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                                                                    EXHIBIT 10.5

                                 EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 23rd day of August, 1996, by and among ADVANCED MEDICAL, INC. ("AM"), IMED CORPORATION ("IMED"), a majority-owned subsidiary of AM, AM and IMED each being a corporation organized under the laws of the State of Delaware and having an office and place of business at 9775 Businesspark Avenue, San Diego California 92131, and Joseph W. Kuhn, ("Executive"), residing at 13979 Hickory Street, Poway, California 92064.

                                 B A C K G R O U N D

         The Executive, AM and IMED are parties to an employment agreement dated August 31, 1993, as amended from time to time (the "Existing Agreement"). IMED proposes to engage in a business combination (the "Business Combination") as a result of which IVAC Holdings, Inc. ("Holdings"), the parent of IVAC Medical Systems, Inc., a Delaware corporation ("Operating Co."), will be merged with IMED Merger Sub, Inc., a wholly-owned subsidiary of IMED. Immediately thereafter, Operating Co. will be merged with and into Holdings and IMED will be merged with and into Holdings (the "Subsequent Combination"). IMED and AM desire to employ the Executive as of the effective date of the Business Combination ("Effective Date") in the capacity of the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of each of AM and IMED, and the Executive desires to be so employed, all upon and subject to the terms and conditions set forth in this Agreement. Following the Subsequent Combination any reference to IMED in this Agreement shall be deemed to be a reference to Holdings.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. EMPLOYMENT. Each of IMED and AM hereby employs the Executive pursuant to the terms and conditions of this Agreement, effective as of the Effective Date, unless on or prior to such date the Executive dies, becomes unable to perform his duties hereunder, voluntarily terminates his existing employment with AM or IMED, or is discharged for "Cause" (as contemplated and defined in AM's Third Amended and Restated 1988 Stock Option Plan) in which event this Agreement shall be deemed to be terminated, fully released and of no force or effect (a "Termination"). The Executive hereby

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accepts such employment by IMED and AM, as the case may be, upon such terms and conditions.

         2. RESPONSIBILITIES AND DUTIES. During the Term of Employment (as hereinafter defined), the Executive shall be employed as the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of each of AM and IMED. In that capacity, for each of such companies, the Executive shall have the responsibilities and duties customarily ascribed to a person holding the offices referred to above in companies similarly situated, as well as: (i) with respect to IMED, such other duties and responsibilities consistent with such offices as the executive holding the title of Chief Executive Officer of IMED (the "IMED CEO") or, if there is no one serving in the capacity of IMED CEO, that the Board of Directors of IMED (the "IMED Board"), shall from time to time, reasonably determine; and (ii) with respect to AM, such other duties and responsibilities consistent with such offices as the executive holding the title of Chief Executive Officer of AM (the "AM CEO") or, if there is no one serving in the capacity of AM CEO, that the Board of Directors of AM (the "AM Board"), shall from time to time, reasonably determine. It is agreed and understood between the parties that the Executive shall devote a substantial portion of his working time to the performance of his responsibilities and duties to IMED hereunder, but shall also devote that portion of his working time as is reasonably necessary to the performance of his responsibilities and duties to AM hereunder. During the Term of Employment, the Executive shall devote his full working time to the performance of his responsibilities and duties hereunder and shall comply with the policies of IMED and AM with respect to conflict of interest and business ethics from time to time in effect.

         During the Term of Employment, the Executive shall not, without the prior written consent of both AM and IMED, render services, whether or not compensated, to any other person or entity as an employee, independent contractor of otherwise, PROVIDED, HOWEVER, that nothing contained herein shall restrict the Executive: (i) from rendering services to charitable organizations, industry organizations, trade organizations and civic organizations; (ii) in each case, with the prior written approval of both AM and IMED, which approval will not be unreasonably withheld, from serving as a director of any one or more other corporations; or (iii) from managing his personal investments, in each of the above cases in such manner as shall not interfere with the performance by the Executive of his duties and responsibilities hereunder.

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         The Executive shall report directly to the CEO of the pertinent company, if there is no other person serving in the capacity of CEO, to the pertinent Board of Directors. The Executive's principal duties shall be rendered at the principal office of IMED and AM in San Diego, California.

         3. COMPENSATION. For all services to be performed by the Executive under this Agreement, IMED shall pay to the Executive during the Term of Employment a base salary ("Base Salary") at the rate of $250,000 per annum. All Base Salary payable to the Executive pursuant to this Section 3 shall be payable in accordance with the normal payroll practices of IMED for executive personnel from time to time in effect. IMED shall review the amount of Base Salary at least annually as of the payroll payment date nearest each anniversary of the Effective Date and may (but shall have no obligation to) increase the Executive's Base Salary, pay management bonuses (other than the Company Bonus and the Additional Bonus) to the Executive or do both.

         4. EXPENSES AND ADDITIONAL BENEFITS.

         a. BENEFIT PLANS. The Executive will be eligible to participate in any "stay-put" or "retention" bonus plans of AM or IMED or both AM and IMED. In addition, the Executive will be eligible to participate in the employee benefit plans, medical insurance plans, disability income plans, retirement plans and other health and welfare plans of IMED as generally made available to all executive officers of IMED, as they may exist from time to time, except: (i) for any severance and other termination benefits; and (ii) to the extent such plans are duplicative of, or in conflict with, benefits otherwise provided to the Executive under this Agreement and subject to the applicable terms and conditions of such plans as they may exist from time-to-time, including, without limitation, those relating to eligibility and employee contribution.

         b. OTHER BENEFITS. During the Term of Employment, IMED shall provide the Executive with a mobile phone, fax and computer and pay all reasonable costs associated therewith and shall pay the initiation fee and annual dues of a country club chosen by the Executive such as the Fairbanks Ranch Country Club or another country club located in San Diego, California.

         c. AUTOMOBILE. During the Term of Employment, AM shall pay all lease payments under a lease for an automobile in the class of a BMW 740iL, together with all insurance and

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maintenance costs on such vehicle, consistent with past practice.


         d. VACATION. During the Term of Employment, the Executive will be entitled to four (4) weeks paid vacation and holidays in accordance with IMED's policies available to executives.

         e. DOCUMENTED EXPENSES. IMED shall reimburse the Executive for all reasonable, documented travel, entertainment and other out-of-pocket expenses incurred by the Executive on behalf of the IMED in the course of his employment hereunder in accordance with IMED's normal policies and provisions regarding such reimbursement. AM shall reimburse the Executive for all reasonable, documented travel, entertainment and other out-of-pocket expenses incurred by the Executive on behalf of the AM in the course of his employment hereunder in accordance with AM's normal policies and provisions regarding such reimbursement.

         f. TAXES. The Executive understands and acknowledges that he may incur personal income tax (whether federal, state, local or otherwise) liability relating to some or all of the benefits described in this Agreement and agrees that he shall be solely responsible for the maintenance of any records relating thereto and he shall be solely responsible for the payment thereof. All Base Salary or other compensation or benefits, in cash or in kind, paid to the Executive hereunder shall be subject to normal withholding and deductions imposed by any one or more of local, state, federal and foreign governments.

         g. INCENTIVE COMPENSATION. Beginning with IMED's 1997 fiscal year and for each fiscal year thereafter during the Term of Employment, the Executive shall be eligible to receive an annual bonus (the "Company Bonus") of 50% of the Executive's Base Salary for such fiscal year (the "Target Amount") based upon IMED achieving certain operational and financial criteria, including revenue and profitability targets and other organizational milestones (such criteria being hereinafter collectively referred to as the "Targets"). As long as the Mercer Agreement (as hereinafter defined) is in effect, the Targets for each fiscal year during the Term of Employment shall be the same as those targets set by the IMED Board for William Mercer, the IMED CEO as of the Effective Date, pursuant to the employment agreement of Mr. Mercer (the "Mercer Agreement") or, such other targets as Mr. Mercer and the Executive may agree upon not less than 45 days prior to

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the beginning of such fiscal year; PROVIDED, HOWEVER, that if the Targets for the fiscal year 1997 are to be Targets agreed upon by Mr. Mercer and the Executive, such Targets will be agreed upon within 90 days following the Effective Date. If the Mercer Agreement is no longer in effect, the Targets for each fiscal year shall be those Targets agreed upon, not less than 45 days prior to the beginning of such fiscal year, by the Executive and by a director serving on the IMED Board and designated by the IMED Board for such purpose; PROVIDED, HOWEVER, that the Targets for fiscal year 1997 will be agreed upon within 90 days following the Effective Date. If IMED does not achieve the Targets in any fiscal year during the Employment Term, the Board of Directors may, in its sole and absolute discretion, award the Executive a bonus with respect to such fiscal year in such amount as it, in its sole and absolute discretion, shall determine.

         In addition, beginning with IMED's 1997 fiscal year and for each fiscal year thereafter during the Term of Employment, the Executive shall be eligible to receive an additional annual bonus (the "Additional Bonus") of 25% of the Executive's Base Salary for each fiscal year during the Term of Employment (the "Individual Target Amount") based upon certain operational, financial and personal goals and certain organizational milestones (the achievement of which is in the control of and intended to be primarily the result of the Executive's efforts) (such criteria being hereinafter collectively referred to as the "Individual Targets"). The Individual Targets for each fiscal year during the Term of Employment will be agreed upon, not less than 45 days prior to the beginning of such fiscal year, by the Executive and the IMED CEO or, if there is no other person serving in the capacity of IMED CEO, by the Executive and by a director serving on the IMED Board and designated by the IMED Board for such purpose; PROVIDED, HOWEVER, that the Individual Targets for fiscal year 1997 will be agreed upon within 90 days following the Effective Date.

         The Company Bonus and the Additional Bonus, if any, payable hereunder for any fiscal year shall be paid by IMED in a single installment within 30 days following the date (the "Delivery Date") of delivery to the Board of Directors of IMED's audited financial statements for the fiscal year to which such bonus relates or as otherwise agreed to by the Executive and either the IMED Board or the IMED CEO.

         h. OPTIONS. All of the stock options previously granted by AM to the Executive through the date hereof under

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the AM 1988 Amended and Restated Stock Option Plan (the "Plan") shall continue in effect in accordance with the terms of the grant of each such option and the option agreement evidencing such grant, and, except as contemplated in Section 6(c) below, shall continue to vest at the rate of 20% per year from the date of grant.

         Effective as of the Effective Date, AM shall grant the Executive options (the "Options") under the Plan to purchase an aggregate of 75,000 shares of AM's common stock at a per share exercise price equal to the average closing price of AM's common stock for the five business days next following the signing of this Agreement (inclusive) and vesting ratably on each one year anniversary of the date of grant in equal amounts over three years.

         Anything herein to the contrary notwithstanding, all Options not then vested shall immediately vest and become exercisable at the effective time of a Change of Control, as such term is defined in the Plan.

         5. TERM OF EMPLOYMENT.

         The Executive's term of employment hereunder ("Term of Employment") shall commence on the Effective Date and shall continue until the "Agreement Termination Date", which shall mean the earliest to occur of:

         a.   the death of the Executive;

         b. the total or partial disability of the Executive that renders him unable to perform his obligations under this Agreement for either IMED or AM for a period of not less than six (6) consecutive months;

         c. the discharge of the Executive by the IMED Board or the AM Board for "Cause" (as defined in AM's Amended and Restated 1988 Stock Option
         Plan);

         d. the discharge of the Executive by the IMED Board or the AM Board without Cause and only by giving the Executive thirty (30) day advance notice in writing of such termination (a "Separation") prior to the Final Date;

         e. the voluntary termination of the Term of Employment by the Executive; PROVIDED, HOWEVER,

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         that in the event of a material breach by IMED or AM of the terms of this Agreement (a "Material Breach"), the Executive will provide IMED or AM with notice thereof and if IMED or AM fails to cure the same during the thirty (30) day period following receipt of such notice, the Executive may terminate his employment with AM and IMED and such shall be deemed to constitute a Separation; or

         f.   the Final Date;

         If the Executive is terminated pursuant to Sections 5(b) or 5(c), the Executive shall be given written notice of termination thirty (30) days in advance of such termination. During the thirty (30) day period, the Executive will be given the opportunity to present his position on the matter to the AM or IMED CEO, or if there is no one serving in the capacity of AM CEO, the AM Board of Directors, and if there is no one serving in the capacity of IMED CEO, the IMED Board of Directors.

         "Final Date" shall mean the third anniversary of the Effective Date, provided that the Final Date shall automatically extend for additional one year periods on the third anniversary date of the Effective Date and on each subsequent anniversary date of the Effective Date unless any party has given written notice of non-renewal to the other party at least 60 calendar days prior to: (i) such third anniversary date; or (ii) any such other anniversary date.
If such notice of non-renewal is given by AM or IMED, and the Final Date occurs as a result thereof (an "AM/IMED Notice Event"), then such termination of this Agreement shall be deemed to constitute a Separation.

         6.   EFFECTS OF TERMINATION.

         a. Upon termination of the Term of Employment pursuant to Sections 5(a), (b), (c), (e) except as a result of a termination pursuant to a Material Breach or (f), the Executive shall be entitled to receive within thirty (30) days after the date of termination any amounts due and unpaid to the Executive from IMED as of the Agreement Termination Date.

         b.   Following the termination of the Term of Employment pursuant to
Section 5(d) or Section 5(e) as a result of a Material Breach, or in the event of the occurrence of an AM/IMED Notice Event, the Executive shall be entitled to receive: (i)a lump sum payment of an amount equal to one (1)

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year's Base Salary to be paid promptly following the date of termination; and
(ii) payment of such prorated portion of the Company Bonus and Additional Bonus as IMED determines to be appropriate under the circumstances (IMED hereby agreeing to be reasonable in that regard), to be paid promptly following the determination thereof (the payments to be made pursuant to Section 6(b)(i) and 6(b)(ii) being referred to herein as the "Severance Payments"). During the one year period following termination of the Term of Employment (but not for any period after which the Executive has commenced full time employment with an employer other than AM or IMED and has qualified for coverage under the benefit plans of such employer), the Executive shall be entitled to receive (to the extent consistent with past practice) the benefits referred to on Schedule 1 hereto to the extent he participated therein at the time of Separation.

         Severance Payments made to the Executive hereunder are in lieu of, and not in addition to, any unemployment compensation payments from any state or local governmental agency or instrumentality or otherwise for the same unemployment period. The Executive agrees he will not apply for unemployment benefits.

         c. In the event of the occurrence of a Separation, then all stock options granted to the Executive pursuant to the Plan prior to the effective date of such Separation shall immediately vest and become exercisable at any time during the one year period following a Separation.

         d. The rights and remedies provided to the Executive under this
Section 6 and any right to any stay-put or retention bonus as contemplated in the first sentence of Section 4(a) hereof shall be the sole and exclusive rights and remedies of the Executive in the event of either or both of the termination of this Agreement and the Executive's employment hereunder.

         7.   NON-DISCLOSURE, NON COMPETITION
              AND NON-SOLICITATION

         a. NON-DISCLOSURE. The Executive agrees that all information pertaining to the prior, current or contemplated business of IMED, AM and their affiliates (excluding (i) publicly available information (in substantially the form in which it is publicly available) unless such information is publicly available by reason of unauthorized disclosure and (ii) information of a general nature not pertaining

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exclusively to IMED or AM which is generally available) are valuable and confidential assets of IMED and AM. Such information shall include, without limitation, information relating to intellectual property, patents, trademarks, trade secrets, supplier lists, customer lists, bidding procedures, financing techniques and sources and such financial statements of IMED, AM and their affiliates as are not available to the public. The Executive shall hold all such information in trust and confidence for IMED and AM and shall not use or disclose any such information for other than IMED's or AM's business and shall be liable for damages incurred by IMED or AM as a result of disclosure of such information by the Executive for any purpose other than IMED's or AM's business, either during his employment or after the Agreement Termination Date.

         b. NON-COMPETITION. Executive agrees that at any time during the Term of Employment and for a period of twelve (12) months thereafter, whether or not the Executive is discharged for Cause prior thereto, the Executive will not accept any employment with, or render any services to, any person, firm or corporation in which its primary business activity competes with any business conducted by IMED, AM or their affiliates on the Agreement Termination Date.

         c. NON-SOLICITATION. Executive agrees that he will not, during the Term of Employment and for a period of twelve (12) months thereafter, directly or indirectly, individually or on behalf of other persons, aid or endeavor to solicit or induce (i) any employees of IMED, AM or their affiliates to leave their employment with IMED, AM or their affiliates in order to accept employment with another person or entity, or (ii) any customers of IMED, AM or their affiliates to purchase products or services sold or provided by IMED, AM or their affiliates from another person or entity.

         d. NO ADEQUATE REMEDY AT LAW. The parties hereto acknowledge that it is impossible to measure in money the damages which will accrue to IMED or AM in the event the Executive breaches any of the covenants in paragraphs 7(a) through (c) above and, if IMED or AM shall institute any action or proceeding to enforce those covenants, the Executive hereby waives and agrees not to assert the claim or defense that IMED or AM has an adequate remedy at law. The foregoing shall not prejudice IMED or AM's right to require the Executive to account for and pay over to IMED or AM the amount of any actual damages incurred by IMED or AM as a result of any such breach, up to but not in excess of the compensation

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and other benefits derived or received by the Executive as a result of any transaction constituting a breach of the covenants set forth in paragraph 7(a),
(b) or (c) above.

         8. REPRESENTATIONS AND WARRANTIES.

         a. The Executive represents and warrants to and agrees with IMED and AM that the execution and delivery of this Agreement by the Executive and the performance by the Executive of his duties hereunder shall not result in any breach of, or constitute a default under, any agreement to which he is a party or by which he may be bound.

         b. IMED and AM each represent and warrant to and agrees with the Executive that the execution and delivery of this Agreement by IMED and AM and the performance by IMED and AM of its obligations hereunder shall not result in any breach of, or constitute a default under, any agreement to which it is a party or by which it may be bound.

         9. NOTICE. Any notice to be given hereunder by a party shall be deemed given, if in writing and delivered personally or sent by registered or certified mail, to their respective addresses hereinabove provided, and shall be effective upon receipt. Any party may change its or his address by written notice to all other parties given in the manner specified above.

         10. ASSIGNMENT. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, deviates, legatees, successors and assigns. This Agreement is personal in nature, and none of the parties to this Agreement shall, without the written consent of the others, assign or transfer this Agreement or any one or more of its rights or obligations under this Agreement to any other person or entity, except that: (i) the foregoing shall not restrict the Business Combination or the Subsequent Combination as contemplated herein; and (ii) either or both of IMED or AM may assign this Agreement to any of its affiliates; PROVIDED, that such assignment shall not relieve the assigning party of its obligations hereunder. If the Executive should die while any amounts are still payable, or any benefits are still required to be provided, to the Executive hereunder, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to

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the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         11. GOVERNING LAW. This Agreement shall be construed and governed in all respects by the law applicable to contracts made and to be performed in State of California.

         12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding among IMED, AM and the Executive relating to the subject matter hereof, and neither this Agreement nor any provisions hereof can be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

         13. SEVERABILITY. The invalidity of any term or terms of this Agreement shall not invalidate or otherwise affect any other term of this Agreement, which shall remain in full force and effect. The parties agree that in the event a court of competent jurisdiction determines that any terms of
Section 6 hereof are invalid or otherwise unenforceable, it is their intention that such court shall substitute terms therefor which such court determines are enforceable, so as to result in the enforcement of such Section to the maximum extent permitted by law.

         14. OBLIGATION SEVERAL. The obligation of IMED and AM hereunder are several and not joint. IMED shall only be obligated for the express obligations of IMED hereunder and AM shall only be obligated for the express obligations of AM hereunder.

         15. EFFECT. From and after the Effective Date, this agreement shall supersede, and replace all other agreements (written or oral), understandings, letters and discussions concerning Executive's employment with IMED, AM or any of its affiliates including, without limitation, the Existing Agreement (collectively, the "Prior Agreements"). On the Effective Date all of the Prior Agreements shall, by virtue of this Agreement, be and be deemed to be terminated, fully released and of no force or effect. Until the Effective Date, if any, the terms of the Prior Agreements shall continue in effect in accordance with the terms thereof.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, more of which need contain the signature of more than one party hereto, each of which shall

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be deemed to be an original, and all of which together shall constitute a single agreement.

         IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

                                  IMED CORPORATION.



                                  By:  /s/ Jeffry M. Picower
                                       Name: Jeffry M. Picower
                                       Title: Chairman of the
                                              Board of Directors

                                  ADVANCED MEDICAL, INC.



                                  By:  /s/ Jeffry M. Picower
                                       Name: Jeffry M. Picower
                                       Title: CEO



                                  /s/ Joseph W. Kuhn
                                  Joseph W. Kuhn

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                                      Schedule 1


                        Life Insurance Benefits - Basic,
                         Supplemental, Family Protection
                        Comprehensive Medical/Dental Plan
                        Retirement Plan*
                        Savings and Stock Plan








------------------------

*/Pursuant to the terms of the Retirement Plan, from and after the date employment is terminated, the Executive will continue to be covered by the Retirement Plan and will be entitled to those benefits which have vested in the plan, but will not be entitled to receive any additional benefits under that plan after the date of such termination, whether or not the Executive is receiving Severance Payments.


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